Exhibit 99.1

Monaker Appoints New CFO and COO for Next Phase of Growth

Weston, Florida, January 22, 2016 – Monaker Group (OTCQB: MKGI), (the "Company") or (“Monaker”), a technology driven travel and digital marketing company announced today that Mr. Omar Jimenez has joined the Company as Chief Financial Officer (“CFO”) and Chief Operating Officer (“COO”) effective on January 21, 2016. Mr. Jimenez has over 33 years of CFO and Senior Executive experience in Public and Private Corporations ranging from start-up to over $400 million in Revenues across Travel & Hospitality, Real Estate and Insurance Industries.

Mr. Jimenez has held a variety of senior financial management positions including CFO at EpiCenter Development, a real estate developer with combined projects amounting to $6 billion, and President & CFO at American Leisure Holdings, Inc., with listings on the NASDAQ and London Stock Exchange focusing on leisure and business travel, hospitality & hotels, call centers and real estate development. Mr. Jimenez also served as Director of Operations for US Installation Group, Inc., a selling and installation group for The Home Depot, and CFO and VP of Onyx Group, Inc. a conglomerate with 700 employees and annual revenues exceeding $400 million.

“Omar is an accomplished leader with extensive financial, operational and business development experience,” said William Kerby, Chief Executive Officer and Chairman of the Board of Monaker Group. “Omar’s outstanding track record in the Travel & Hospitality industry and his experience with US Installation Group, EpiCenter Development and American Leisure make him an ideal senior executive to fulfill our Company’s current and future needs. We are excited to have Omar join us as we launch the much anticipated Next Trip platform, and become a significant player in the Alternative Lodging space.”

“Monaker Group’s positioning and build of the Next Trip platform is impressive, and I look forward to working with the team for expected growth over the next several years,” stated Mr. Omar Jimenez. “I am excited to have the opportunity to work with Bill and the management team that they have assembled at Monaker. I believe this Company is at the forefront of innovation with what we believe is the most comprehensive and advanced travel booking engine. I look forward to developing strategies with them to build sustained value for stakeholders.”

Monaker Group also announced today the resignation of Adam Friedman, the Company’s Chief Financial Officer. Mr. Kerby added, “On behalf of the Company’s Board of Directors, management team and employees, I want to thank Adam for his contributions, and effort building the infrastructure of Monaker Group.” Mr. Friedman will assist the Company, as needed, to assure a smooth transition.

Mr. Jimenez is a Certified Public Accountant (CPA), Chartered Global Management Accountant (CGMA), a Member of the AICPA and FICPA. Mr. Jimenez holds a B.B.A in Accounting and a B.B.A in Finance from the University of Miami and an M.B.A from Florida International University.

About Monaker Group:

Monaker Group is a technology driven travel and digital marketing company. Core to the Company’s services are key elements including technology, an extensive film library, media distribution, trusted brands and established partnerships that enhance product offerings and reach. Consumers are quickly adopting video for researching and educating themselves prior to purchases, and Monaker has carefully amassed video content, media distribution, key industry relationships and a prestigious Travel Brand as cornerstones for the development and successful deployment of core-technology on both proprietary and partnership platforms. Monaker recently launched its Video Tour Guides (“VTG”) and customized video rich travel itinerary offerings, and will launch a new travel platform in early 2016. The new Travel Platform will include enhanced video, language conversion, and dynamic booking capabilities, all working together to assist the consumer in their decision and purchasing process. The platform is a combination of proprietary and licensed technology, connecting and searching both large travel suppliers and, perishing and alternative lodging inventories for the benefit of consumers and stakeholders.

Safe Harbor Statement:

This press release contains forward-looking statements that involve risks and uncertainties concerning the plans and expectations of Monaker Group, Inc. These statements are only predictions and actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, some of which are out of our control. The potential risks and uncertainties include, among others, or the expectations of future growth may not be realized. These forward-looking statements are made only as of the date hereof, and Monaker Group, Inc. undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. All forward looking statements are expressly qualified in their entirety by the "Risk Factors" and other cautionary statements included in Monaker Group, Inc.’s annual, quarterly and special reports, proxy statements and other public filings with the Securities and Exchange Commission (“SEC”), including, but not limited to, the Company's Annual Report on Form 10-K for the period ended February 28, 2015 which has been filed with the SEC and is available at the SEC's website at www.sec.gov.

CONTACT:

Monaker Group

Attention: Richard Marshall – Director of Corporate Development

Email: rmarshall@monakergroup.com

Tel: (954) 888-9779

Chesapeake Group

Attention: Kevin Holmes

Email: info@chesapeakegp.com

Tel: (410) 825-3930